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                                                                    EXHIBIT 23.8


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation in the Registration Statement on Form S-8 of our report dated January 16, 1998, which appears in the annual report on Form 10-K of Premier Bancshares, Inc. and Subsidiaries for the year ended December 31, 1998, quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 1999, current report on Form 8-K dated April 6, 1999, April 20, 1999 and May 27, 1999, and Registration Statements on Form 8-A/A dated May 27, 1999, (for Common Stock); dated May 27, 1999, (for Preferred Securities of Premier Capital
Trust I), Registration Statement on Form S-4 dated July 16, 1999, and Registration Statement on Form S-8 dated July 27, 1999.



                                       Bricker & Melton, P.A.


Duluth, Georgia
July 27, 1999